As filed with the Securities and Exchange Commission on April 8, 2020

Registration No. 333-208804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

InsPro Technologies Corporation

(Exact Name of Registrant as specified in its charter)

Delaware	6411	98-0438502
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1510 Chester Pike, Suite 400

Eddystone, Pennsylvania 19022

(484) 654-2200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bithindra Bhattacharya

Treasurer

InsPro Technologies Corporation

1510 Chester Pike, Suite 400

Eddystone, Pennsylvania 19022

(484) 654-2200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Valérie Demont

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10012

Telephone: (212) 653-8700

Facsimile: (212) 653-8701

Approximate date of commencement of proposed sale to public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF UNSOLD SECURITIES

Health Benefits Direct Corporation, a Delaware corporation (“Health Benefits”), as the predecessor issuer to InsPro Technologies Corporation (the “Company”), previously filed a Registration Statement on Form SB-2 (File No. 333-133182) with the U.S. Securities and Exchange Commission (the “Commission”) on April 10, 2006, which was declared effective on July 7, 2006 (the “2006 Prior Registration Statement”). The 2006 Prior Registration Statement registered up to 33,550,000 shares of our common stock for resale by the selling stockholders named therein, including 8,650,000 shares of our common stock issuable upon the exercise of warrants held by such selling stockholders.

Health Benefits previously filed a Registration Statement on Form SB-2 (File No. 333-142556) with the Commission on May 2, 2007, which was declared effective on June 1, 2007 (the “2007 Prior Registration Statement”). The 2007 Prior Registration Statement registered up to 6,050,000 shares of our common stock for resale by the selling stockholders named therein, including 2,000,000 shares of our common stock issuable upon the exercise of warrants held by such selling stockholders.

Health Benefits previously filed a Registration Statement on Form SB-2 on Form S-l (File No. 333-149015) with the Commission on February 1, 2008, which was declared effective on April 22, 2008 (the “2008 Prior Registration Statement”). The 2008 Prior Registration Statement registered up to 739,913 shares of our common stock for resale by the selling stockholders named therein, including 350,000 shares of our common stock issuable upon the exercise of warrants held by such selling stockholders.

Health Benefits previously filed a Registration Statement on Form S-l (File No. 333-162712) with the Commission on January 14, 2010, which was declared effective on January 22, 2010 (the “2010 Prior Registration Statement”). The 2010 Prior Registration Statement registered up to 5,000 units, 1,250,000 shares of Series A Convertible Preferred Stock and warrants to purchase 25,000,000 shares of common stock.

The Company previously filed a Registration on Form S-1 (File No. 333-185752) with the Commission on February 8, 2013, which was declared effective on February 12, 2013 (the “2013 Prior Registration Statement,” and together with the 2006 Prior Registration Statement, 2007 Prior Registration Statement, 2008 Prior Registration Statement and the 2010 Prior Registration Statement, the “Prior Registration Statements”). The 2013 Prior Registration Statement registered up to 10,416 units, 833,280 shares of Series B Convertible Preferred Stock and warrants to purchase 8,332,800 shares of common stock. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in the 2013 Prior Registration Statement was a combined prospectus and also related to 33,550,000 shares of common stock registered under the 2006 Prior Registration Statement, 6,050,000 shares of common stock registered under the 2007 Prior Registration Statement, 1,089,913 shares of common stock registered under the 2008 Prior Registration Statement and 25,000,000 shares of common stock under the 2010 Prior Registration Statement. Accordingly, the 2013 Prior Registration Statement also constituted Post-Effective Amendment No. 2 to the 2006 Prior Registration Statement, Post-Effective Amendment No. 2 to the 2007 Prior Registration Statement, Post-Effective Amendment No. 2 to the 2008 Prior Registration Statement and Post-Effective Amendment No. 1 to the 2010 Prior Registration Statement.

On February 2, 2016, the Company filed a Registration Statement on Form S-l (File No. 333-208804) (the “2016 Registration Statement”) that (i) carried forward from the Prior Registration Statements an aggregate of (a) 40,689,913 shares of our common stock, which includes 11,000,000 shares of our common stock issuable upon the exercise of warrants, held by certain of the named selling stockholders, (b) 5,000 units, 1,250,000 shares of our Series A Convertible Preferred Stock and 25,000,000 warrants to purchase shares of our common stock, and (c) 10,416 units, 833,280 shares of Series B Preferred Stock and warrants to purchase 8,332,800 shares of common stock, and (ii) registered an additional 10,415 Units, 833,200 shares of our Series B Convertible Preferred Stock and warrants to purchase 8,332,000 shares of our common stock which had not previously been registered. The 2016 Registration Statement was declared effective by the Commission on February 5, 2016.

On January 30, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Majesco, a California corporation (the “Buyer”), and Majesco Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (“Merger Sub”). On March 30, 2020, the Merger Agreement was approved by the requisite vote of the Company’s stockholders at a special meeting of stockholders. Pursuant to the terms of the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity after the merger, was consummated (the “Merger”) on April 1, 2020. As a result of the Merger, the Company is now a wholly-owned subsidiary of the Buyer.

This Post-Effective Amendment No. 1 to the 2016 Registration Statement hereby amends the 2016 Registration Statement to deregister all securities registered pursuant to the 2016 Registration Statement and not otherwise sold as of the date this Post-Effective Amendment No. 1 is filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Eddystone, Commonwealth of Pennsylvania, on April 8, 2020.

InsPro Technologies Corporation

By:	/s/ Bithindra Bhattacharya
Name:	Bithindra Bhattacharya
Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Manish Shah	President	April 8, 2020
Manish Shah	(Principal Executive Officer)

/s/ Bithindra Bhattacharya	Treasurer	April 8, 2020
Bithindra Bhattacharya	(Principal Financial Officer)

/s/ Wayne Locke	Director	April 8, 2020
Wayne Locke

/s/ James Miller	Director	April 8, 2020
James Miller

/s/ Mallinath Sengupta	Director	April 8, 2020
Mallinath Sengupta